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                                                                    EXHIBIT 21.1

                                     SUBSIDIARIES



                                          State or Other Jurisdiction
     Name of Subsidiary                    of Incorporation
     ------------------              ---------------------------

Brite Voice Systems Group, Limited      United Kingdom

Brite Voice Systems Group, GmbH         Germany

Brite Holding AG                        Switzerland

Brite Voice Systems AG                  Switzerland

Brite Voice Systems S.p.A.              Italy

Brite Leasing, Inc.                     Kansas

Brite Voice Systems Pte Ltd.            Singapore

Brite Voice Systems S.A. (Pty) Ltd.     South Africa